EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

among

DEEP DOWN, INC.

MAKO TECHNOLOGIES, LLC

MAKO TECHNOLOGIES, INC.

and

THE SHAREHOLDERS OF MAKO TECHNOLOGIES, INC.

Dated as of December 7, 2007

SECTION 8.04. Waiver	43

EXHIBITS

A.	Shares Owned by Shareholders and Cash, Notes and Common Stock to be received in Merger
B.	Add-Backs — Special Payments for the Benefit of Shareholders
C.	Form of Investment Letter from Parent
D.	Form of Investment Letter from Shareholders
E.	Form of Certificates of Common Stock of Parent
F.	Form of Opinion of Parent's Counsel
G.	Form of Opinion of the Company's Counsel
H.	Form of Agreement not to Compete
I.	Form of Mutual Confidentiality Agreement
J.	Form of Officers' Certificate of the Company
K.	Form of Officers' Certificate of Parent
L.	Form of Employment Agreement of Jacob J. Marcell
M.	Contracts Requiring Consent after Closing
N.	Company Financing Guaranteed by Jacob J. Marcell
0.	Post-Closing Holdback Escrow Agreement

AGREEMENT AND PLAN OF MERGER dated as of December 7, 2007 (this "Agreement") among Deep Down, Inc., a Nevada corporation ("Parent"), Mako Technologies, LLC, a Nevada limited liability company and a wholly owned subsidiary of Parent ("Merger Sub"), Mako Technologies, Inc.. a Louisiana corporation (the "Company"), and the undersigned owners of 100% of the issued and outstanding shares of capital stock of the Company (the "Shareholders").

WITNESSETH

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Nevada Revised Statutes (the "NRS"), and Louisiana Revised Statutes ("LRS") Parent and the Company will enter into a business combination transaction pursuant to which the Company will merge with and into Merger Sub (the "Merger");

WHEREAS, the Board of Directors of the Company (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of the Company and fair to, and in the best interests of the Company and its shareholders and has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement and (ii) has recommended the approval of this Agreement by the shareholders of the Company;

WHEREAS, the Merger Consideration, as hereinafter defined, and components thereof, remains unchanged from the terms agreed upon in the Letter of Intent dated June 21, 2007 executed by the parties. The maximum Merger Consideration Basis. as hereinafter defined, for the year ended December 31, 2007 remains unchanged at $2,400,000; and

WHEREAS, for federal income tax purposes, the Merger is intended to qualify as a reorganization under the provisions of section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code").

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to he legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I
THE MERGER

SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in Article VII, and in accordance with the NRS and LAS, at the Effective Time, as defined below in Section 1.02. the Company shall be merged with and into the Merger Sub. As a result of the Merger, the separate corporate existence of the Company shall cease and the Merger Sub shall continue as the survivor of the Merger (the "Surviving Entity").

SECTION 1.02. Effective Time; Closing. As promptly as practicable and in no event later than the second business day following the satisfaction or, if permissible, waiver of the conditions set forth in Article VII (or such other date as may be agreed in writing by each of the parties hereto), the parties hereto shall cause the Merger to be consummated by filing this Agreement or a certificate of merger or certificate of ownership and merger (in any case, the "Certificate of Merger") with the Secretary of State of the States of Nevada and Louisiana in such form as is required by, and executed in accordance with, the relevant provisions of the NRS and LRS. The term "Effective Time" means the date and time of the filing of the Certificate of Merger with the Secretary of State of the States of Nevada and Louisiana (or such later time as may be agreed in writing by each of the parties hereto and specified in the Certificate of Merger). Immediately prior to the filing of the Certificate of Merger. a closing will be held at the offices of Sonfield & Sonfield, Houston, Texas (or such other place as the parties may agree). The parties may transfer documents (except the Purchase Price) by electronic mail, facsimile or overnight delivery and rely on facsimile signature pages with an overnight follow-up of the originals.

SECTION 1.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the NRS. Without limiting the generality of the foregoing. and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities, obligations. restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Entity.

SECTION 1.04. Articles of Organization and Operating Arrangement.

(a)  At the Effective Time, the Articles of Organization of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Organization of the Surviving Entity until thereafter amended as provided by law and such Articles of Organization.

(b)  At the Effective Time, the Operating Arrangement of Merger Sub, as in effect immediately prior to the Effective Time, shall, be the Operating Arrangement of the Surviving Entity until thereafter amended as provided by law, the Articles of Organization of the Surviving Entity and such Operating Arrangement.

SECTION 1.05. Directors and Officers. The member and officers of Merger Sub immediately prior to the Effective Time shall be the member and officers of the Surviving Entity, each to hold office in accordance with the Articles of Organization and Operating Arrangement of the Surviving Entity.

ARTICLE II
CONVERSION OF COMPANY SECURITIES; EXCHANGE. OF CERTIFICATES

SECTION 2.01. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Shareholders, 100% of the shares of capital stock of the Company (the "Company Stock") issued and outstanding immediately prior to the Effective Time (other than any Company Stock to be cancelled pursuant to Section 2.02(d)) shall be canceled and shall be converted into the right to receive the merger consideration.

SECTION 2.02. Merger Consideration. The merger consideration (the "Merger Consideration") shall be payable in two installments.

Section 2.02.1 The first installment shall be:

(a)  Two Million Nine Hundred Sixteen Thousand Six Hundred and Sixty Seven Dollars ($2,916,667) shall be paid to Shareholders on the Closing Date in immediately available federal funds to an account or accounts designated by Shareholders. The amount of cash which each Stockholder will receive is set forth in Exhibit "A" hereto;

(b)  Certificates representing restricted common voting shares of Parent's common stock determined by dividing Two Million Six Hundred Twenty Five Thousand Dollars ($2,625,000) by $1.35.

(c)  Certificates representing 4,129,630, restricted common voting shares of Parent's common stock, $.001 par value per share (the "Common Stock") shall be delivered to the Shareholders on the Closing Date. The number of shares of Company Stock owned by Shareholders and the number of the shares of Common Stock which each will receive is set forth in Exhibit "A" hereto; provided, however, that, if between the date of this Agreement and the Effective Time the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the number of shares Common Stock shall be correspondingly adjusted to the extent appropriate to reflect such stock dividend. subdivision, reclassification, recapitalization, split, combination or exchange of shares; and

(d)  each Company Share held in the treasury of the Company and each Share owned by Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto.

(e)  Five hundred thousand shares (500,000) of Parent's common stock shall be delivered to the Escrow Agent pursuant to the terms of the Post-Closing Holdback Escrow Agreement substantially in the form of Exhibit 0.

Section 2.02.2. The second installment of the Merger Consideration shall be:

(a)  determined by reference to the financial performance of the business of the Company for the calendar year ending December 31, 2007. On or before March 15, 2008 the Company's independent auditor will provide a certificate or letter addressed to the Parent and the Shareholders, on the basis of review made in accordance with generally accepted accounting standards, that does not constitute an examination, setting forth the following with respect to the Company's fiscal year ended December 31, 2007:

(i)	statement of income related tothe business of the Company's operations for the period covered thereby;

(ii)	payments of interest related to debt of the Company;

(iii)	federal or state taxes based on income attributable to the Company's operations;

(iv)	depreciation related to the Company's assets;

(v)	amortization related to the Company's assets;

(vi)	special payments through the Effective Time for the benefit of the Shareholders listed on Exhibit "B" ("Add-hacks");

(vii)	any charges or expenses solely attributable to the Company being a subsidiary of Parent, or the Parent's arbitrary decision to defer income or prepay expenses;and

(viii)	and charges or expenses solely attributable to closing and consummating the transaction contemplated by this Agreement.

(b)  the Merger Consideration Basis shall be equal to the reported net income, described in Section 2.02.2(a)(i) above, after adding items in subsections (ii) through (viii) of the same section above, up to but not to exceed $2,400,000. The "Deferred Merger Consideration Basis" shall be determined by deducting $1,400,000 from the Merger Consideration Basis.

(c)  the amount shall he paid, offset only by amounts charged for failure to obtain required consents as described in Section 7.02(j), on or before April 30, 2008 as follows:

(i)	cash in an amount equal to $2.083333 for each $1.00 of Deferred Merger Consideration Basis, up to, but not to exceed, $2,083,333;

(ii)	1.388889 shares of Parent Common Stock for each $1.00 of Deferred Merger Consideration Basis, up to, but not to exceed, a total of 1,388,889 shares; and

(iii)	the number of shares of Common Stock equal to 3.306878 shares for each $1.00 of Deferred Merger Consideration Basis, up to, but not to exceed 3,306,878 shares.

Section 2.02.3. Resolution of Disputes.

(a)  Expedited Arbitration. If the determinations specified in paragraph 2.02.2(b) cannot be made in accordance with the procedures outlined in Section 2.02 because of disputes between the parties with respect thereto, such disputes shall be resolved by and through an expedited arbitration ("Expedited Arbitration") proceeding to be conducted under the auspices of the American Arbitration Association (or any like organization successor thereto) at Houston, Texas, which is hereby made a part of this Agreement. Such arbitration proceeding shall be conducted in as expedited a manner as is then permitted by the commercial arbitration rules (formal or inlbrmal) of the American Arbitration Association, and the arbitrator or arbitrators in any such arbitration shall be certified public accountants. Both the foregoing agreement of the parties to arbitrate any and all such claims, and the results, determination, finding, judgment and/or award rendered through such Expedited Arbitration, shall be final and binding on the parties hereto and may be specifically enforced by legal proceedings.

(b)  Procedure. Any such Expedited Arbitration may be initiated by written notice from either party to the other which shall he a compulsory and binding proceeding on each party. The Expedited Arbitration shall he conducted before a panel of one arbitrator selected in accordance with the rules pertaining to expedited arbitration. The costs of said arbitrator and the Expedited Arbitration shall be borne equally by the parties hereto. Each party shall bear separately the cost of their respective attorneys, witnesses and experts in connection with such Expedited Arbitration. Time is of the essence of this Expedited Arbitration procedure, and the arbitrator shall be instructed and required to render his decision within ten (10) days following completion of the Expedited Arbitration.

(c)  Venue and Jurisdiction. Any and all legal proceedings to compel Expedited Arbitration hereunder or to enforce any award or judgment rendered thereby, shall be governed in accordance with Section 10.08 hereunder.

SECTION 2.03. Exchange of Certificates.

(a)  Exchange Procedures. At the Closing, the Company shall surrender to Parent all certificates representing Company Stock (the "Certificates") delivered to it (together with any stock transfer tax stamps required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered), together with such other customary documents as may reasonably be required by Parent, in exchange for the Merger Consideration. Immediately following the Effective Time, all Certificates surrendered to Parent shall be canceled. Any shareholder of the Company whose Certificates are not delivered at the Closing shall receive the Merger Consideration with respect to such Certificates upon delivery to Parent after the Closing of such Certificates and the other items required pursuant to the first sentence of this Section 2.03(a).

(b)  Distributions with Respect to Unexchanged Shares of Parent Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to the Parent Common Stock with a record date after the Effective Time shall he paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional shares shall be paid to any such holder pursuant to Section 2.03(d), until the holder of such Certificate shall surrender such Certificate.

(c)  No Further Rights in Company Stock. All shares of Parent Common Stock issued upon conversion of the Company Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.03(b) or (d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Stock.

(d)  No Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. Each holder of a fractional share interest shall be paid an amount in cash (without interest) equal to the product obtained by multiplying (i) such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by (ii) the average of the per share closing prices on the OTC Bulletin Board (the "OTC") of shares of Parent Common Stock during the 20 consecutive trading days ending on (and including) the trading day immediately preceding the date of the Effective Time. As promptly as practicable after the determination of the amount of cash, if any. to be paid to holders of fractional share interests, the Parent shall forward payments to such holders of fractional share interests subject to and in accordance with the terms of Sections 2.03(b).

(e)  No Liability. Neither Parent nor the Surviving Entity shall be liable to any holder of Company Stock for any such Company Stock (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(f)  Withholding Rights. Each of the Surviving Entity and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Entity or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Stock in respect of which such deduction and withholding was made by the Surviving Entity or Parent, as the case may be.

(g)  Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity, the posting by such person of a bond, in such reasonable amount as the Surviving Entity may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Parent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.02(d) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.02(0.

SECTION 2.04. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall he no further registration of transfers of Company Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Company Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Stock, except as otherwise provided in this Agreement or by Law.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to Parent to enter into this Agreement and to consummate the transactions contemplated hereby, the Company and Shareholders represent and warrant to Parent as follows:

SECTION 3.1 Organization; Authority; Due Authorization.

SECTION 3.1.1Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation; has all requisite power to own, lease and operate its assets, properties and business and to carry on its business as conducted during the twelve (12) month period prior to the date hereof, as now conducted and as proposed to be conducted; and is duly qualified or licensed to do business as a foreign corporation and is in good standing in every jurisdiction in which the nature of its business or the location of its properties requires such qualification or licensing, except for such jurisdictions where the failure to so qualify or be licensed would not have any adverse effect on the enforceability of any of the Material Contracts or the Company's ability to bring lawsuits, or a Material Adverse Effect upon the condition (financial or otherwise), assets, liabilities, Business, operations or prospects of the Company, or the Company's ability to perform fully its obligations under this Agreement and the other Company Documents. Section 3.1.1 of the Company Disclosure Schedule sets forth all jurisdictions in which the Company is qualified or licensed to do business as a foreign corporation.

SECTION 3.1.2 Authority to Execute and Perform Agreements. The Company and its Shareholders have all requisite power, authority and approvals required to enter into, execute and deliver this Agreement and all of the other Company Documents and to perform fully the Company's obligations hereunder and thereunder.

SECTION 3.1.3 Due Authorization; Enforceability. The Company and its Shareholders have taken all actions necessary to authorize it to enter into and perform fully its obligations under this Agreement and all of the other Company Documents and to consummate the transactions contemplated herein and therein. This Agreement is, and as of the Closing Date, the other Company Documents will be, the legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms.

SECTION 3.1.4 Status and Effect of Delivery of the Shares. Shareholders are the lawful owners of the Company Stock and have good title thereto, free and clear of all liens, claims, security interests, pledges, encumbrances and equities of every kind. Except for this Agreement, there are no outstanding rights, options, warrants, subscriptions or agreements of any kind to acquire from Shareholders any of the Company Stock.

SECTION 3.1.5 Company Stock. The Company Stock represents all of the issued and outstanding shares of capital stock of the Company. The Company has 10,000 authorized and 200 issued and outstanding shares of common stock, no par value.

SECTION 3.2 No Violation. Except as disclosed in Section 3.2 of the Company Disclosure Schedule, and subject to obtaining the necessary consents specified in Section 7.02(j), neither the execution or delivery by the Company or its Shareholders of this Agreement or any of the Company Documents nor the consummation of the transactions contemplated herein or therein will: (a) violate any provision of the Articles of Incorporation, bylaws or other charter documents of the Company; (b) violate, conflict with or constitute a default under, permit the termination or acceleration of, or cause the loss of any rights or options under, any Material Contract; (c) require any authorization, consent or approval of, exemption or other action by, or notice to, any party to any Material Contract; (d) result in the creation or imposition of any Lien or Other Encumbrance upon any of the Assets which is of a character not permitted by Section 3.3 below; or (e) violate or require any consent or notice under any Law or Order to which the Company or any of its properties is subject.

SECTION 3.3 Regulatory Approvals and Other Consents. Section 3.3 of the Company Disclosure Schedule sets forth a complete and accurate description of each consent. approval, authorization, notice, filing, exemption or other requirement, whether prescribed by the Articles of Incorporation, by-laws, partnership agreement or other charter document of the Company, whether prescribed by Law or Order or whether required pursuant to the terms of any Material Contract, which must be obtained from any Person or which must otherwise be satisfied by the Company in order that (i) the execution or delivery by the Company of this Agreement or any of the Company Documents and (ii) the consummation of the transactions contemplated herein or therein will not cause any breach of the representations and warranties contained in Article III. Except as set forth in Section 7.02(j), each such consent, approval, authorization or other requirement will be obtained or satisfied prior to the Closing.

SECTION 3.4 Title to Assets. Without limiting the representations and warranties as to specific classes of Assets contained elsewhere herein, the Company has good and marketable title to each of the Assets owned by it and the valid and enforceable right to receive and/or use each of the Assets in which the Company has any other interest, free and clear of all Liens and Other Encumbrances except for (a) any Liens and Other Encumbrances disclosed in Sections 3.4, 3.5.3, 3.5.4, 3.9.1, 3.9.2, 3.9.3 or 3.10 of the Company Disclosure Schedule, (b) liens for current taxes not yet due and payable and (c) minor liens or other encumbrances which will not Materially impair the value or utility of any Material component of the Assets from and after the Effective Time or the Company's ability to consummate the transactions contemplated herein. The transfer of ownership contemplated by this Agreement will at the Effective Time vest good and marketable title to. or the valid and enforceable right to receive and/or use, each such Asset, free and clear of all Liens and Other Encumbrances except those marked by an asterisk in Sections 3.4, 3.5.3, 3.5.4, 3.9.1, 3.9.2, 3.9.3 and 3.10 of the Company Disclosure Schedule and those described in (b) and (c) above.

SECTION 3.5 Financial Condition.

SECTION 3.5.1 Financial Statements. Section 3.5.1 of the Company Disclosure Schedule sets forth (1) the audited balance sheet of the Company as of June 30, 2007, the related statements of income and retained earnings, and the related statements of changes of financial position or cash flows for the period then ended, compiled by the Company's independent certified public accountants, whose report thereon is included therewith, (ii) the unaudited balance sheet of the Company as of September 30, 2007, the related statements of income and retained earnings, and the related statements of changes of financial position or cash flows for the period then ended, compiled by the Company accountants that do not conform to generally accepte accounting standards, and (iii) the audited balance sheets and statements of income of the Company for the twelve (12) month periods ended December 31, 2006. Said financial statements (a) were prepared in accordance with the books and records of the Company; (b) were prepared in accordance with generally accepted accounting principles consistently applied; (c) fairly present the Company's financial condition and the results of its operations as of the relevant dates thereof and for the periods covered thereby; (d) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company's financial condition and the results of its operations for the periods covered by said financial statements; and (e) with respect to contracts and commitments for the sale of goods or the provision of services by the Company, contain and reflect adequate reserves for all reasonably anticipated Material losses and costs and expenses in excess of expected receipts.

SECTION 3.5.2 No Undisclosed Liabilities. Except for (i) those liabilities specifically accrued or reserved against on the Balance Sheet (ii) to the Company's Knowledge those current liabilities for trade or business obligations incurred since the Balance Sheet Date in connection with the purchase of goods or services in the ordinary course of the Business and consistent with past practices, (none of which is, individually or in the aggregate, Material and none of which is for breach of contract, breach of warranty, tort or infringement) (iii) those liabilities arising under any Material Contract (none of which liabilities is for breach of contract, breach of warranty, tort or infringement) or (iv) those liabilities otherwise specifically disclosed in Section 3.5.2 of the Company Disclosure Schedule (none of which liabilities is for breach of contract, breach of warranty, tort or infringement), the Company has, as of the date hereof, no direct or indirect indebtednesses, liabilities, claims, losses, damages, deficiencies, obligations or responsibilities, known or unknown, liquidated or unliquidated, accrued, absolute, contingent or otherwise, and whether or not of a kind required by generally accepted accounting principles to be set forth on a financial statement, which individually or in the aggregate are Material to the condition (financial or otherwise), assets, liabilities, Business, operations or prospects of the Company. The Company has no Knowledge of any circumstances, conditions, events or arrangements which may hereafter give rise to any liabilities of the Company except in the ordinary course of the Business or as otherwise set forth in this Section 3.5.2.

SECTION 3.5.3 Inventories. All Material Inventories shown on the Balance Sheet and all Inventories existing as of the date hereof consisted of, and consist of, items of a quality and quantity useable and saleable in the ordinary course of the Business without markdown or discount, were, and are, merchantable and fit for their particular purpose, except for obsolete and slow-moving items and items below standard quality (which in any event did not, and do not, exceed normal commercial standards in amount), all of which had been, and have been. written down on the books of the Company to the lower of cost or net realizable market value or had been, and have been, provided for by adequate reserves. Except as set forth in Section 3.5.3 of the Company Disclosure Schedule, all such Inventories were, and are, owned by the Company free and clear of any Liens or Other Encumbrances. No items included in such Inventories were, or are, held by the Company on consignment from others. The amounts of all such Inventories shown on the Balance Sheet were based on quantities determined by physical count or measurement taken on the Balance Sheet Date and valued at the lower of cost (determined on a first-in, first-out basis) or market value and on a basis consistent with that of prior years.

SECTION 3.5.4 Accounts Receivable. Section 3.5.4 of the Company Disclosure Schedule sets forth a complete and accurate schedule of the Accounts Receivable as of the Balance Sheet Date. as reflected in the Balance Sheet, together with an accurate aging of the same. All Accounts Receivable accrued on the Balance Sheet and all Accounts Receivable existing as of the date hereof resulted from valid sales in the ordinary course of the Business and were, and are, subject to no valid offsets or counterclaims. Except as set forth in Section 3.5.4 of the Company Disclosure Schedule, all such Accounts Receivable were, and are, owned by the Company free and clear of any Lien or Other Encumbrance. All Accounts Receivable existing as of the Effective Time will be collected by Parent within one hundred (180) days after the Effective Time at the aggregate recorded amount thereof as shown on the Post-Closing Balance Sheet, except for an amount determined by adding fifty thousand dollars ($50,000) to the reserves, if any, allocable thereto shown on the Post-Closing Balance Sheet, and for these purposes, if more than one invoice is outstanding at any time for any account debtor, the "first- in. first-out" principle shall be applied in determining the invoice to which a payment relates unless the payment by its terms specifies the invoice to which it relates.

SECTION 3.5.5 Accounts Payable. Section 3.5.5 of the Company Disclosure Schedule sets forth a true and correct aged list of all accounts payable of the Company as of the Balance Sheet Date and as of the date hereof in excess of Ten Thousand Dollars ($10,000) to any one payee. No account payable of the Company which has arisen subsequent to the Balance Sheet Date and as of the date hereof has exceeded Ten Thousand Dollars ($10,000), nor has the aggregate of such accounts payable exceeded Fifty Thousand Dollars($50,000). All of the accounts payable on the Balance Sheet, and all accounts payable of the Company as of the date hereof, arose from bona fide purchases of goods or services in the ordinary course of the Business.

SECTION 3.5.6 Absence of Certain Changes. Except as indicated in Section 3.5.6 of the Company Disclosure Schedule, since the Balance Sheet Date, the Company has conducted the Business only in the ordinary course consistent with its past practices and has not:

(a)  suffered any change, event or condition which, in any case or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect upon the Company's condition (financial or otherwise), assets, liabilities, Business, operations or prospects. the value or utility of the Assets, or the Company's ability to consummate the transactions contemplated herein;

(b)  suffered any destruction, damage to or loss of any Asset (whether or not covered by insurance) which could reasonably be expected to have a Material Adverse Effect upon the condition (financial or otherwise), assets, liabilities, Business, operations, or prospects of the Company, the value or utility of the Assets or the Company's ability to consummate the transactions contemplated herein;

(c)  incurred any obligation or liability or taken property subject to any liability, whether absolute, accrued, contingent or otherwise and whether due or to become due, except current liabilities for trade or business obligations incurred since the Balance Sheet Date in connection with the purchase of goods or services in the ordinary course of the Business and consistent with its prior practices, none of which liabilities, in any event, involved a potential liability of the Company in excess of Twenty Five Thousand Dollars ($25,000), individually, or One Hundred Thousand Dollars ($100,000), in the aggregate;

(d)  discharged or satisfied any Lien or Other Encumbrance affecting any of the Assets other than those then required to be discharged or satisfied, or paid any obligation or liability, whether absolute, accrued, contingent or otherwise, and whether due or to become due, other than current liabilities shown on the Balance Sheet and current liabilities incurred since the Balance Sheet Date in connection with the purchase of goods or services in the ordinary course of the Business and consistent with its prior practices;

(e)  mortgaged, pledged or subjected any of the Assets to any Lien or Other Encumbrance;

(f)  sold, transferred, leased to others or otherwise disposed of any of the Assets, except for Assets sold or leased in the ordinary course of the Business consistent with its past practices or immaterial amounts of other Tangible Personal Property not required by the Business:

(g)  made any capital expenditures or capital additions or betterments in excess of an aggregate of One Hundred Thousand Dollars ($100,0000) or entered into any lease of capital equipment or property under which the annual lease charges exceed One Million Dollars ($1,000,000) in the aggregate;

(h)  amended or terminated any Material Contract or any License or Permit or received any notice of termination of any of the same:

(i)  waived, released or compromised any right or claim of the Company, except those involving less than Ten Thousand Dollars ($10,000) in the aggregate;

(j)  declared or made any payment of dividends or other distribution to its shareholders or upon or in respect of any shares of its capital stock, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital stock or other securities;

(k)  issued or sold any shares of its capital stock or other securities, or issued, granted or sold any options, rights or warrants with respect thereto, or acquired any capital stock or other securities of any Person or any interest in any business enterprise, or otherwise made any loan or advance to or investment in any Person;

(l)  encountered any labor union organizing activity, suffered any actual or threatened employee strikes, work stoppages, slow-downs or lock-outs, or any Material change in its relations with its employees, agents, customers or suppliers or suffered any actual or threatened wrongful discharge or other unlawful labor practice action or proceeding;

(m)  made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to any shareholder, director, officer, employee, salesman, distributor or agent of the Company other than in the ordinary course of the Business consistent with its past practices;

(n)  instituted, settled or agreed to settle any litigation, action, proceeding or investigation before any court or governmental body relating to the Company or the Assets or suffered any actual or threatened litigation, action, proceeding or investigation before any court or governmental body relating to the Company or the Assets;

(o)  transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any United States or foreign license, patent, copyright, trademark, trade name, invention or similar rights, or modified any existing rights with respect thereto;

(p)  loaned any monies to any Person or guaranteed any obligations of any Person;

(q)  failed to replenish its Inventories in a normal and customary manner consistent with its prior practices and prudent business practices prevailing in the industry, or purchased or made any purchase commitment to purchase items of Inventory in excess of the normal, ordinary and usual requirements of the Business or at any price in excess of the then current market price or upon terms and conditions more onerous than those usual and customary in the industry, or made any change in its selling, pricing, advertising or personnel practices inconsistent with its prior practices and prudent business practices prevailing in the industry;

(r)  changed its accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) or revalued any of its assets;

(s)  changed its banking or safe deposit arrangements;

(t)  entered into any transaction, contract or commitment other than in the ordinary course of the Business and consistent with its prior practices or paid or agreed to pay any legal, accounting, brokerage, finder's fee, taxes or other expenses in connection with, or incurred any severance pay obligations by reason of this Agreement or the transactions contemplated herein; or

(u)  entered into any agreement or made any commitment to take any of the types of action described in subparagraphs (a) through (t) above.

SECTION 3.6 Tax Matters. Except as indicated in Section 3.6 of the Company Disclosure Schedule:

(a)  within the times and in the manner prescribed by Law, the Company has filed all Tax Returns which the Company is required to file, has paid or provided for all Taxes shown thereon to be due and owing by it and has paid or provided for all deficiencies or other assessments of Taxes, interest or penalties owed by it; no taxing Authority has asserted any claim for the assessment of any additional Taxes of any nature with respect to any periods covered by any such Tax Returns, all Taxes which are required to be withheld or collected by the Company have been duly withheld or collected and, to the extent required. have been paid to the proper taxing Authority or properly segregated or deposited as required by Law;

(b)  each Tax Return filed by the Company fully and accurately reflects its liability for Taxes for such year or period and accurately sets forth all items (to the extent required to be included or reflected in such returns) relevant to its future liabilities for Taxes, including the tax bases of its properties and assets. The provisions for Taxes payable reflected in the Financial Statements are fully adequate and correct;

(c)  No audit of any Tax Return of the Company is in progress or, to the Knowledge of the Company, threatened;

(d)  no extensions of time with respect to any date on which any Tax Return was or is to be filed by the Company is in force;

(e)  the Company has not waived or extended any applicable statute of limitations relating to the assessment of any Taxes;

(f)  no issues have been raised with the Company by any taxing authority which are currently pending in connection with any Tax Returns. No Material issues have been raised in any examination by any taxing Authority with respect to the Company which, by application of similar principles, reasonably could he expected to result in a proposed deficiency for any other period not so examined. There are no unresolved issues or unpaid deficiencies relating to any such examination;

(g)  the Company has not filed a consent pursuant to Section 341(0 of the Code nor has agreed to have Section 341(0(2) of the Code applied to any disposition of a Subsection (0 asset (as such term is defined in Section 341(0(4) of the Code);

(h)  the Company has delivered to Parent true and correct copies of all federal and state income Tax Returns of the Company for the last five complete fiscal years;

(i)  there is no Tax sharing or other Tax-related agreement in effect among or between the Company, on the one hand, and any other Person, on the other hand. The Company is not subject to any partnership, joint venture or other arrangement which is treated as a partnership for Federal or state income Tax purposes;

(j)  none of the shareholders of the Company is a "foreign person" as defined in Section 1445()(3) of the Code; and

(k)  the Company will not be required to recognize after the Effective Time any taxable income in respect of accounting method adjustments required to be made under the Tax Reform Act of 1986 or the Revenue Act of 1987 except to the extent such recognition arises out of the transaction described in this Agreement or actions by the Parent after the Effective Time.

SECTION 3.7 Compliance with Laws; Governmental Matters.

SECTION 3.7.1 General. The Company has in all Material respects complied with, and is now in all Material respects in compliance with, all Laws and Orders applicable to the Company or the Assets or the operation of the Business, and no Material capital expenditures will be required in order to insure continued compliance therewith. Section 3.7.1 of the Company Disclosure Schedule sets forth each License and Permit, together with its date of expiration and a brief description of its Material terms. Except for the Licenses and Permits already held by the Company as disclosed in Section 3.7.1 of the Company Disclosure Schedule, no other franchise, license, permit, order or approval of any Authority is Material to or necessary for the conduct of the Business as previously conducted during the twelve (12) month period prior to the date hereof, as presently conducted or as proposed to be conducted. Each License and Permit is in full force and effect; the Company is now and has at all times in the past been in all Material respects in full compliance with each thereof, no violations are or have in the last five (5) years been recorded by any Authority in respect of any thereof, and no proceeding is pending or. to the Knowledge of the Company, threatened to revoke, amend or limit any thereof. Except as disclosed in Section 3.7.1 of the Company Disclosure Schedule, there are no pending or, to the Knowledge of the Company, threatened proceedings by or before any Authority which involve new special assessments, assessment districts, bonds, Taxes, condemnation actions, Laws or Orders or similar matters which, if instituted, could reasonably be expected to have a Material Adverse Effect upon the condition (financial or otherwise), assets, liabilities, business or prospects of the Company, the value or utility of the Assets or the Company's ability to consummate the transactions contemplated herein.

SECTION 3.7.2 Environmental and Industrial Hygiene Compliance. Except as disclosed in Section 3.7.2 of the Company Disclosure Schedule, (i) neither the Company nor any of the Assets has ever been or is now in any Material respect in violation of any applicable Environmental Laws or Orders; (ii) neither the Company nor any third party has prior to the date hereof ever used, generated, manufactured, stored or disposed of on, under or about the Assets or transported to or from the Assets any flammable explosives, radioactive materials, hazardous wastes, toxic substances or related materials; (iii) the Company has obtained and now holds all permits, licenses and other authorizations which are required to be held by it under all applicable Environmental Laws or Orders; (iv) the Company is in compliance in all Material respects with all terms and conditions of any and all required permits, licenses and authorizations and all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all applicable Environmental Laws and Orders, and any notice or demand letter issued, entered: promulgated or approved thereunder; (v) no facts, past or present events or conditions interfere with or prevent continued Material compliance by the Company with, or give rise to any Material present or potential legal, common law or statutory liability of the Company under, any applicable Environmental Law or Order; (vi) there is no pending civil or criminal litigation, notice of violation or administrative proceeding involving the Company and relating in any way to any Environmental Law or Order (including notices, demand letter or claims under RCRA, CERCLA and similar state or local laws), other than rulemaking proceedings, if any; and (vii) there has been no disposal by the Company, directly or indirectly, of any materials or wastes to, on or in any site currently listed or formally proposed to be listed on the National Priorities List under CERCLA or any site listed or formally proposed to be listed as a major or priority cleanup site under any comparable state law. For the purpose of this Section 3.7.2. hazardous materials shall include but not be limited to substances now or at any time hereafter defined as "hazardous substances," "hazardous materials," or "toxic substances" in CERCLA, the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq. or RCRA, as the same may be amended from time to time, or in the regulations adopted and publications promulgated pursuant to said Laws from time to time.

SECTION 3.7.3 Indemnity and Hold Harmless. To the extent of one hundred thousand dollars ($100,000) in the aggregate for a period of two years after the Effective Time, the Company and its shareholders shall, from and after the Effective Time, indemnify and hold harmless Parent and its respective shareholders, directors, officers, employees, agents and attorneys, and any successors to the Company's interest in any such affected property and their respective shareholders, directors, officers, employees, agents and attorneys, from and against any and all liabilities, claims, costs and expenses (including actual attorneys' fees and court costs), directly or indirectly arising out of the presence, use, generation. storage, or disposal of hazardous materials on any property of the Company, whether the same was the fault of the Company or any prior owner or operator of such affected property or any other person, including, without limitation, all general, special, foreseeable or unforeseeable consequential damages and the cost of any required or necessary repair, cleanup, or detoxification and the preparation of any closure or other required plans, whether or not such action is required or necessary prior to or following transfer of title to any such affected property, and to the full extent that such action is attributable, directly or indirectly, to the presence or use, generation, storage, release, threatened release, or disposal of hazardous materials by any person on any property of the Company prior to the Effective Time.

SECTION 3.7.4 Other Violations. The Company is not in violation of any provision of the Export Administration Amendments of 1977 or the Foreign Corrupt Practices Act of 1977.

SECTION 3.8 Litigation. Section 3.8 of the Company Disclosure Schedule sets forth an accurate and complete description of every pending or, to the Knowledge of the Company. threatened adverse claim, dispute, governmental investigation, suit, action (including, without limitation, nonjudicial real or personal property foreclosure actions), arbitration, legal, administrative or other proceeding of any nature, domestic or foreign, criminal or civil, at law or in equity, by or against or otherwise affecting the Company, the Business or the Assets, other than collection actions tiled by the Company and involving less than Fifty Thousand Dollars ($50,000). The Company has delivered to Parent copies of all relevant court papers and other documents relating to the matters referred to in Section 3.8 of the Company Disclosure Schedule. Except as disclosed in Section 3.8 of the Company Disclosure Schedule:

(a)  no such matter or matters, if decided adversely to the Company, could reasonably be expected to have a Material Adverse Effect upon the condition (financial or otherwise), assets, liabilities, Business, operations or prospects of the Company, the value or utility of the Assets or the ability of the Company to consummate the transactions contemplated herein;

(b)  the Company is not in default with respect to any Order by which it is bound or to which its property is subject and there exists no Order enjoining or requiring the Company to take any action of any kind with respect to the Business or the Assets;

(c)  neither the Company nor, to the Knowledge of the Company, any officer, director or employee of the Company, has been permanently or temporarily enjoined by any Order from engaging in or continuing any conduct or practice in connection with the Business or the Assets; and

(d)  to the Knowledge of the Company, no basis exists for any claim, investigation, suit or proceeding which, if decided adversely to the Company, could reasonably be expected to have a Material Adverse Effect upon the condition (financial or otherwise), assets, liabilities, Business, operations or prospects of the Company, the value or utility of the Assets or the Company's ability to consummate the transactions contemplated herein.

SECTION 3.9 Property of the Company.

SECTION 3.9.1 Real Property. Section 3.9.1 of the Company Disclosure Schedule sets forth, as of the date hereof, (i) a true and complete description of all of the Real Property which description includes a legal description of each parcel of the Real Property and the nature of the interest therein of the Company; (ii) an identification of all Contracts or Other Agreements together with all amendments thereto, under which the Company has any interest or estate in any of the Real Property; (iii) an identification of all options held by the Company and all contractual obligations on the part of the Company to purchase or acquire any interest or estate in any of the Real Property; (iv) an identification of all options granted by the Company and all contractual obligations on the part of the Company to sell or dispose of any interest or estate in any of the Real Property; and (v) a description of any appraisal in the possession of the Company which has valued any such interest or estate in any of the Real Property within the last ten (10) years. The Company has heretofore delivered to Parent copies of the most recent title reports, surveys, title policies and appraisals available to it with respect to each such interest or estate in the Real Property. Except as disclosed in Section 3.9.1 of the Company Disclosure Schedule, as of the date hereof:

(a)  the Company has good and marketable title in fee simple to each parcel of the Real Property described in Section 3.9.1 of the Company Disclosure Schedule as owned by it in fee, and a right of prior and continuing possession to each other parcel of the Real Property, whether such right arises by virtue of a leasehold estate, easement, license or otherwise, in all cases free and clear of all Liens and Other Encumbrances excepting only matters of record and mechanic's or materialmen's liens incurred in the ordinary course of the Business in respect of obligations which are not yet overdue (none of which interfere with the full use of any of the Real Property or any improvements thereto in the conduct of the Business or will materially affect the market value thereof from and after the Effective Time) and the lien of current state or local real property taxes, a lien not yet due and payable. Notwithstanding the foregoing, however, the Company shall have no liability for any breach of the foregoing representation which is covered by title insurance pursuant to Section 8.5 unless, and then only to the extent that, the title company does not indemnify Parent with respect thereto pursuant to such policies of title insurance;

(b)  the Company has received no notice that a lessor, grantor, licensor or optionor (as applicable) under any of such leases, subleases, easements, licenses, agreements or options intends to cancel or terminate any of the same or to exercise or not to exercise any option thereunder; the Company has not received any notice that any landlord, grantor, licensor or optionor from whom the Company has acquired an interest or estate in the Real Property is in default of any mortgage, indenture, trust deed, deed of trust or other covenant or agreement relating to the Real Property; the Company has not received any notice of any foreclosure, forcible entry, detainer, ejectment or other suit or action brought with respect to any parcel of the Real Property by any third party which could, if successful, result in the loss or possessory rights to such Real Property by the Company or any person or entity by or through  which the Company holds an interest in such Real Property; and each master lease, license, easement, and option under which the Company is a sublessee, sublicensee, easement holder or optionee is a valid and binding obligation of the master lessor. licensor, grantor or optionor, as the case may be, under which the sublessor, sublicensor, grantor or optionor maintains a valid estate;

(c)  all of the buildings, fixtures and other improvements constituting a part of the Real Property are in good operating condition and repair, free from termites, dry rot, other fungi and other forms of deterioration, and any and all damage resulting therefrom, and the operation thereof as conducted during the twelve (12) month period prior to the date hereof, as presently conducted and as proposed to be conducted is not in any Material respect in violation of any applicable building code, zoning ordinance or other Law or without limitation, applicable environmental protection and occupational health and safety Laws;

(d)  the Company holds valid and effective certificates of occupancy covering all buildings and improvements constituting a part of the Real Property and holds valid and effective underwriters' certificates relating to electrical work, zoning, building, housing, safety, fire and health approvals and all other permits and licenses required by applicable Law relating to the operation thereof;

(e)  there are no Material condemnation or rezoning proceedings pending or threatened against or relating to any of the Real Property, no Material limited term zoning variances or non-conforming or conditional uses or improvements relating thereto and no tenants or occupants of any thereof having any rights of occupancy as against the Company;

(f)  the Company has not experienced during the three (3) years preceding the date hereof any Material interruption in the delivery of adequate quantities of any utilities (including. without limitation, electricity. natural gas, potable water, water for cooling or similar purposes and fuel oil) or other public services (including, without limitation, sanitary and industrial sewer service) required by the Company in the operation of the Business; and

(g)  each parcel of the Real Property has unqualified access to public roads and to all utilities, including electricity, sanitary and storm sewer, potable water, natural gas and other utilities used in the operation of the Business.

SECTION 3.9.2 Tangible Personal Property. Section 3.9.2 of the Company Disclosure Schedule sets forth, as of the date hereof, (i) a description, including the location, of each item of the Tangible Personal Property owned by the Company having either a depreciated hook value or estimated fair market value per unit in excess of Twenty Five Thousand Dollars ($25,000), or not owned by the Company but in the possession of or used in the Business and having rental payments therefor in excess of One Hundred Thousand Dollars ($100,000) per year; and (ii) a description of the owner of, and any Contract or Other Agreement relating to the use of each such item of the Tangible Personal Property not owned by the Company and the circumstances under which such property is used. Except as disclosed in Section 3.9.2 of the Company Disclosure Schedule, as of the date hereof:

(a)  the Company has good and marketable title to each item of the Tangible Personal Property, free and clear of all Liens and Other Encumbrances except for liens, if any, for personal property taxes not due and liens of repairmen or bailees or other similar liens incurred in the ordinary course of the Business in respect of obligations which are not overdue;

(b)  each item of the Tangible Personal Property is in good operating condition and repair, usable in the ordinary course of business, and the operation thereof as conducted during the twelve (12) month period prior to the date hereof, as presently conducted and as proposed to be conducted is not in any Material respect in violation of any applicable building code, zoning ordinance or other Law including, without limitation, applicable environmental protection and occupational health and safety Laws and regulations; and

(c)  during the past three (3) years, there has not been any significant interruption in the operations of the Company due to inadequate maintenance of any item of the Tangible Personal Property.

SECTION 3.9.3 Intangible Personal Property. Section 3.9.3 of the Company Disclosure Schedule sets forth, as of the date hereof, (i) a true and accurate identification of each registered and unregistered fictitious business name, trademark, service mark, trade name and slogan, and each registration and application for any of the foregoing, constituting a part of the Intangible Personal Property; (ii) a true and complete schedule of each statutory, common law and registered copyright, and each registration and application therefor constituting a part of the Intangible Personal Property; (iii) a true and complete schedule of each patent and associated invention, industrial model, process and design, technical information, know-how and operating, maintenance or other manual and each registration and application for any of the foregoing, constituting a part of the Intangible Personal Property; (iv) each item of "software" and associated documentation constituting a part of the Intangible Personal Property; (v) a true and complete list, without extensive or revealing descriptions. of each trade secret constituting a part of the Intangible Personal Property, including each related process or item of know-how or other technical data, and including, as to each such trade secret, the specific location of each writing, computer program or other tangible medium containing its complete description, specifications, source codes, charts. procedures, manuals and other descriptive material relating to it; and (vi) a true and complete list of each Contract or Other Agreement to which the Company is a party either as licensee or licensor relating to any item of the Intangible Personal Property. The Company's transfer to Parent of all of its right, title and interest in and to all items of the Intangible Personal Property will not adversely affect in any manner the nature or usefulness thereof in the hands of Parent. Except as indicated in Section 6.9.3 of the Company Disclosure Schedule, as of the date hereof:

(a)  the Company is the owner of all right, title and interest in and to each item of the Intangible Personal Property, free and clear of all Liens and Other Encumbrances;

(b)  all patents, copyrights and other state and federal registrations and all applications therefor listed in Section 3.9.3 of the Company Disclosure Schedule are valid and in full force and effect and are not subject to any Taxes, maintenance fees or actions falling due within ninety (90) days after the date hereof;

(c)  there are no pending claims, actions, judicial or other adversary proceedings, disputes or disagreements involving the Company concerning any item of the Intangible Personal Property, and, to the Knowledge of the Company, no such action, proceeding, dispute or disagreement is threatened;

(d)  the Company has the right and authority to use each item of the Intangible Personal Property in perpetuity in connection with the conduct of the Business; such use did not and will not conflict with, infringe upon, or violate any patent or other proprietary right of any other Person, and the Company has not infringed and is not now infringing any proprietary right belonging to any other Person;

(e)  with respect to each trade secret comprising a part of the Intangible Personal Property, such trade secret is valid and protectible, and such trade secret's documentation is current, accurate, and sufficient in detail and content to identify and explain it. and to allow its full and proper use without reliance on the special knowledge or memory of others;

(f)  the Company has taken all reasonable security measures to protect the secrecy, confidentiality and value of its trade secrets; and

(g)  all trade secrets of the Company are presently valid and protectible, and are not part of the public knowledge or literature, nor to the Knowledge of the Company have they been used, divulged or appropriated for the benefit of any Person other than the Company or to the detriment of the Company.

SECTION 3.9.4 Necessary Properties. As of the date hereof, the Assets, include all of the assets, real properties, tangible personal properties and intangible properties necessary for the conduct of the Business as conducted during the twelve (12) month period prior to the date hereof, as presently conducted and as proposed to he conducted and include substantially all of those properties actually used in the conduct of the Business during the twelve (12) month period prior to the date hereof.

SECTION 3.10 Agreements. Section 3.10 of the Company Disclosure Schedule sets forth a true and correct list of each Contract and Other Agreement now in effect except (i) any Contract or Other Agreement which is specifically identified in Sections 3.9.1, 3.9.2, 3.9.3, 3.11. 3.12 or 3.13 of the Company Disclosure Schedule or which would be required to be disclosed therein but for specific exemptions contained in any of such Sections; (ii) purchase or sales orders made in the ordinary course of the Business and not involving a commitment for a duration greater than six (6) months or an aggregate amount in excess of Fifty Thousand Dollars($50,000); and (iii) any other Contract or Other Agreement made in the ordinary course of the Business and not providing for a duration in excess of six (6) months or involving aggregate payments or potential liabilities in excess of One Hundred Thousand Dollars ($100,000). Except as disclosed in Section 3.10 of the Company Disclosure Schedule, as of the date hereof:

(a)  each Material Contract is the valid and binding obligation of the other contracting party, enforceable in all Material respects in accordance with its terms against the other contracting party and is in full force and effect; and all rights of the Company thereunder are owned free and clear of any Lien or Other Encumbrance;

(b)  no other contracting party to any Material Contract is now in Material breach thereof or has breached the same in any Material respect within the twelve (12) month period prior to the date hereof; the Company has no Knowledge of any anticipated Material breach thereof by any such party; and there are not now, nor have there been in the twelve (12) month period prior to the date hereof, any disagreements or disputes between the Company and any other party to any Material Contract relating to the validity or interpretation of such Material Contract or to the performance by any party thereunder;

(c)  the Company has fulfilled all Material obligations required pursuant to each Material Contract to have been performed by it prior to the date hereof, and the Company has no reason to believe that the Company will not be able to fulfill, when due, all of its obligations under each Material Contract which remain to be performed after the date hereof;

(d)  the Company has not received any notice that any party to any Material Contract intends to cancel or terminate any such Material Contract or to exercise or not to exercise any option thereunder;

(e)  the Company is not under any Material liability or obligation with respect to the return of inventory or products sold by the Company which are in the possession of distributors, wholesalers, retailers or customers;

(f)  the Company is not a party to, nor bound by. any Contract or Other Agreement or any provision of its Articles of Incorporation or By-laws which (i) restricts the conduct of the Business anywhere in the world or (ii) contains any unusual or burdensome provisions which could reasonably be expected to have a Material Adverse Effect upon the condition (financial or otherwise), assets, liabilities, Business, operations or prospects of the Company, the value or utility of the Assets or the ability of the Company to consummate the transactions contemplated herein;

(g)  the Material Contracts include all of the contracts and agreements necessary for the conduct of the Business as conducted during the twelve (12) month period prior to the date hereof, as presently conducted by the Company and as proposed to be conducted, and include substantially all of the Contracts and Other Agreements actually in force during the twelve (12) month period prior to the date hereof; and

(h)  Except as contemplated in this Agreement, the Company has not engaged in the past twelve (12) months in any discussion with any Person or Persons (1) regarding the consolidation or merger of the Company with or into any such Person or Persons, (ii) regarding the sale, conveyance or disposition of all or substantially all of the assets of the Company, or a transaction or series of related transactions in which more than 50 percent of the voting power of the Company would be disposed of, or (iii) regarding any other form of acquisition, liquidation, dissolution or winding up of the Company.

SECTION 3.11Labor and Employment Matters.

SECTION 3.11.1 Labor Agreements. Section 3.11.1 of the Company Disclosure Schedule sets forth a true and current list of all of the Labor Agreements now in effect. Section 3.11.1 of the Company Disclosure Schedule also includes a true and complete schedule listing the names, total annual compensation, total accrued vacation and other fringe benefits of each person employed by the Company presently receiving compensation aggregating in excess of Seventy Five Thousand Dollars ($75,000) per year. Except as disclosed in Section 3.11.1 of the Company Disclosure Schedule, as of the date hereof

(a)  all employees of the Company are employees at will and the employment of each employee of the Company may be terminated immediately by the Company, except as otherwise provided by statute or decisional authority;

(b)  to the Knowledge of the Company, no key executive employee of the Company and no group of employees of the Company has plans to terminate his, her or its employment at or prior to the Closing, whether or not as a result of the transactions contemplated herein; and

(c)  the Company has no Material labor relations problems.

SECTION 3.11.2 Compliance With Labor Laws and Agreements. Except as disclosed in Section 3.11.2 of the Company Disclosure Schedule, the Company has complied in all Material respects with all Labor Agreements and all applicable Laws and Orders relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of Taxes and other sums as required by appropriate Authorities and has withheld and paid to the appropriate Authorities, or is holding for payment not yet due to such Authorities, all amounts required to be withheld from such employees of the Company and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing. No present or former employee, officer or director of the Company has, or will have at the Effective Time, any claim against the Company for any matter, including but not limited to (i) overtime pay for work done through the Effective Time; (ii) wages or salary for the work done through the Effective Time; (iii) vacation time off or pay in lieu of vacation time off for the period through the Effective Time; (iv) any violation of any statute, ordinance or regulation relating to minimum wages or maximum hours, workplace conditions, or any other matter; or (v) injuries or other damages which are not fully covered by the Company's insurance policies. Except as disclosed in Section 3.11.2 of the Company Disclosure Schedule. as of the date hereof, there is no:

(a)  unfair labor practice complaint against the Company pending before the National Labor Relations Board or any state or local agency;

(b)  pending labor strike or other Material labor trouble affecting the Company;

(c)  Material labor grievance pending against the Company;

(d)  pending representation question respecting the employees of the Company; or

(e)  pending arbitration proceedings arising out of or under any collective bargaining agreement to which the Company is a party.

In addition, to the Knowledge of the Company: (i) none of the matters specified in clauses (a) through (e) above is threatened against the Company; (ii) no union organizing activities have taken place with respect to the Company; (iii) no basis exists for which a claim may be made under any collective bargaining agreement to which the Company is a party; and (iv) all key employees of the Company are in good health.

SECTION 3.12 Pension and Benefit Plans. All accrued obligations of the Company applicable to its employees, whether arising by operation of Law, by contract, by past custom or otherwise, for payments by the Company to trusts or other funds or to any governmental agency, with respect to unemployment compensation benefits, social security benefits or any other benefits for its employees with respect to the employment of said employees through the date hereof have been paid or adequate accruals therefor have been made on the Books and Records. All reasonably anticipated obligations of the Company with respect to such employees, whether arising by operation of Law, by contract, by past custom, or otherwise, for salaries, vacation and holiday pay, sick pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Company prior to the Effective Time or adequate accruals therefor have been made in the Financial Statements. Except as disclosed in Section 3.12 of the Company Disclosure Schedule, as of the date hereof:

(a)  Neither the Company, nor any of its ERISA Affiliates maintains or has any obligations to contribute to, or has in effect or has committed to adopt, any Pension Plan or any Welfare Plan;

(b)  Each ERISA Plan conforms in all Material respects to all applicable Laws and Orders, including ERISA and the applicable provisions of the Code. All notices, reports, returns, applications and disclosures have been timely made which are required to be made to the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, any participants in the ERISA Plans, any trustee, or any insurer with respect to the ERISA Plans;

(c)  The Company and its ERISA Affiliates have made or provided for (with fully-funded reserves) all contributions heretofore required to have been made under all of the ERISA Plans, and will, by the Closing Date. have made or provided for (with fully-funded reserves) all contributions required to be made on or before the Closing Date under all such plans;

(d)  No ERISA Plan nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction which may subject any of such ERISA Plans, any such trust, or any party dealing with such ER ISA Plans or any such trust, to the Tax or penalty on prohibited transactions imposed by Section 4975 of the Code or to a civil penalty imposed by Section 502 of ERISA;

(e)  There are no Material actions, claims or lawsuits which have been asserted or instituted against the assets of any of the trusts under the ERISA Plans, and to the Knowledge of the Company. no basis for such action, claim or lawsuit exists, and no such action, claim or lawsuit has been threatened;

(f)  The Company has not agreed to indemnify any other party for any liabilities or expenses which have been or may in the future be incurred by or asserted against such other party in respect of any ERISA Plan:

(g)  Each Pension Plan constituting one of the ERISA Plans is qualified under Section 401 of the Code, each of the trusts maintained with respect thereto is exempt from federal income taxation under Section 501 of the Code, and nothing has occurred which would cause the loss of such qualification or exemption or the imposition of any penalty under Section 4971 of the Code;

(h)  The assets of each Pension Plan constituting one of the ERISA Plans are sufficient to pay all liabilities of the plan, including, without limitation, all liabilities to pay benefits to any past or present participant or beneficiary in such plan, any expense incurred in administering the plan, and any liabilities for Taxes which may be imposed on the plan or on any trust maintained in connection with the plan;

(i)  The value of all accrued benefits under each Pension Plan constituting one of the ERISA Plans which is a "defined benefit plan" within the meaning of Section 3(35) of ERISA, including each "multi-employer plan" within the meaning of Section 3(37) of ERISA, does not exceed, on an accrual basis, the aggregate value of the assets of each such plan;

(j)  There has been no "reportable event," within the meaning of Section 4043(b) of ERISA, with respect to any Pension Plan which constitutes one of the ERISA Plans since the effective date of Section 4043(b) of ERISA;

(k)  Neither the Company nor any of its ERISA Affiliates has any liability to the Pension Benefit Guaranty Corporation pursuant to Title IV of ERISA in respect of any Pension Plan constituting one of the ERISA Plans;

(l)  Neither the Company nor any of its ERISA Affiliates maintains or has any obligation to contribute to any multi-employer plan;

(m)  Neither the Company nor any of its ERISA Affiliates has terminated a defined benefit plan or multi-employer plan or suffered or otherwise caused a "complete withdrawal" or "partial withdrawal" as such terms are respectively defined in Sections 4203 and 4205 of ERISA from any multi-employer plan. Since Apri 11, 1979, neither the Company, nor any of its ERISA Affiliates has complied with Section 4204 of ERISA in order to avoid any such "complete withdrawal" or "partial withdrawal;"

(n)  Neither the Company nor any of its ERISA Affiliates has any unpaid liability in respect of any employee for any contributions andlor premiums due under any Welfare Plan constituting one of the ERISA Plans;

(o)  Neither the Company nor any of its ERISA Affiliates has any liability as to any benefits to which any employee may be entitled under any Welfare Plan constituting one of the ERISA Plans, whether for benefits due or claims filed;

(p)  True, correct and complete copies of the following documents, with respect to each of the ERISA Plans, have been delivered to Parent:

(i)  Each ERISA Plan document, employment contract, policy, procedure or other governing instrument relating to a Plan, including all amendments, supplements, collective bargaining agreements, letters, memoranda, understandings and any other document reasonably necessary to reflect the terms and conditions of each ERISA Plan.

(ii)  The most recent summary plan description of each ERISA Plan for which a summary plan description is required under ERISA and summaries of Material modifications thereto.

(iii)  All instruments under which the assets of any ERISA Plan are held or managed and benefits provided. including, but not limited to, insurance contracts, trust agreements, custodial contracts and investment management agreements.

(iv)  The two most recent Forms 5500, 5500-C or 5500-R for each ERISA Plan for which such filing is required, with all attachments and schedules thereto.

(v)  The two most recent annual financial statements for each ERISA Plan, if not included with such Form 5500 (5500-C or 5500-R).

(vi)  The most recent actuarial valuation report for each ERISA Plan (as applicable).

(vii)  With respect to each ERISA Plan that has received a determination letter under Section 401(a) of the Code, and any voluntary employee benefit association trust that has received a determination letter under Section 501(c) of the Code, the most recent Internal Revenue Service determination letter (including any letter concerning the tax-exempt status of any trust under Section 501(a) of the Code), the application submitted when requesting such determination letter, and any subsequently filed determination letter request; and

(q)  The Company does not maintain any health or life insurance plan that provides for continuing benefits or coverage for any participant or any spouse, dependent or beneficiary under such plan after termination of employment, or other than may be required under Section 4980B of the Code and regulations thereunder ("COBRA"). The Company is in compliance with the COBRA notice and continuation coverage requirements with respect to plans maintained by the Company.

SECTION 3.13 Insurance. Section 3.13 of the Company Disclosure Schedule sets forth a true and correct list of all policies or binders of fire, liability, workers' compensation, vehicular or other insurance held by or on behalf of the Company specifying the insurer, the policy number or covering note number with respect to binders, and describing each pending claim thereunder of more than Fifty Thousand Dollars ($50,000). Such policies and binders are in full force and effect and are in all Material respects in accordance with the customary insurance requirements for the industry of the Company and in compliance with all applicable Laws and Orders. The Company is not in any Material respect in default, nor has it during the last five (5) years ever been in any Material respect in default, with respect to any provision contained in any such policy or binder or has failed to give any notice or present any claim under any such policy or binder in due and timely fashion. There are no outstanding unpaid claims under any such policy or binder. The Company has not received a notice of cancellation or non-renewal of any such policy or binder. The Company has no Knowledge of any inaccuracy in any application for such policies or binders, any failure to pay premiums when due, or any similar state of facts which may form the basis for termination of any such insurance. The Company has never been refused any insurance with respect to its properties or operations, nor has its insurance coverage ever been limited. No such policy is terminable or cancelable by the insurer by virtue of the consummation of the transactions contemplated herein.

SECTION 3.14 Suppliers and Customers. Section 3.14 of the Company Disclosure Schedule is a correct and current list of all customers of the Business who purchased more than One Hundred Thousand Dollars ($100,000) of products or services from the Company during its last fiscal year, together with summaries of the sales made to each such customer during the Company's last fiscal year. Except as disclosed in Section 3.14 of the Company Disclosure Schedule, no single supplier or customer of the Company is of Material importance to the Company. The relationships of the Company with its suppliers and customers are good commercial working relationships and no person who was a Material supplier or customer of the Company at any time since the Balance Sheet Date has canceled or otherwise terminated, or threatened to cancel or otherwise terminate, its relationship with the Company or has since such date decreased or limited materially, or threatened to decrease or limit materially, its services, supplies or materials to the Company or its purchases of the services or products of the Company. The Company has no Knowledge that any such supplier or customer intends to cancel or otherwise modify its relationship with the Company or to decrease materially or limit its services or products to the Company or its purchases of the services or products of the Company. The acquisition of the Assets by Parent will not, to the Knowledge of the Company, adversely affect the relationship of the Business with any such supplier or customer.

SECTION 3.15 Customer Warranties. There are not pending, nor, to the best Knowledge of the Company, threatened, any claims under or pursuant to any warranty, whether expressed or implied, on products or services sold prior to the date of this Agreement by the Company that are not disclosed or referred to in the Balance Sheet and which are not fully reserved against.

SECTION 3.16 Products Liability.

SECTION 3.16.1 Claims and Occurrences. Except as disclosed in Section 3.16 of the Company Disclosure Schedule, (i) there is no claim now pending or, to the Knowledge of the Company, threatened by or before any Authority alleging any defect in any product manufactured, shipped, sold or delivered by the Company or alleging, with respect thereto, any failure of the Company to warn or any breach by the Company of any implied warranties or representations, nor is there any valid basis for any such claim; (ii) to the Knowledge of the Company, there has not within the last five (5) years been any product recall or post-sale warning or similar action (collectively "Recall") conducted with respect to any product manufactured, shipped. sold or delivered by the Business, or any investigation by any Authority concerning whether to undertake or not undertake any Recalls; and (iii) within the last five (5) years there have been no Material defects in, failures to warn, or breaches of express or warranties or representations with respect to, any product manufactured, shipped, sold or delivered by the Company. For purposes of this Section 3.16.1 "Occurrence" shall mean any occurrence which is caused or allegedly caused by any defect in, or failure to warn or any breach of express or implied warranties or representations with respect to, a product manufactured, shipped, sold or delivered by the Company which results or is alleged to have resulted in injury or death to any person or damage to or destruction of property (including damage to or destruction of the product itself) or other consequential damages.

SECTION 3.16.2 Compliance With Standards. All manufacturing standards applied, testing procedures used, and product specifications disclosed to customers by the Company comply in all Material respects with all applicable Laws and Orders.

SECTION 3.17 Potential Conflicts of Interest. Except as disclosed in Section 3.17 of the Company Disclosure Schedule, no officer, director or shareholder of the Company, no key employee of the Company and no Affiliate of any of the foregoing (a) owns, directly or indirectly, any interest in (excepting not more than a 1 percent shareholding for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person which is a competitor, lessor, lessee, customer or supplier of the Company; (b) holds a beneficial interest in any Contract or Other Agreement of the Company (other than stock options and other contracts, commitments or agreements between the Company and such persons in their capacities as employees, officers or directors of the Company); (c) owns, directly or indirectly, in whole or in part, any tangible or intangible property (including, without limitation any patent, trademark, trade name, service mark, franchise, invention, permit, license, trade secret or confidential information) which the Company is using or the use of which is necessary for its conduct of the Business; or (d) has any cause of action or other claim whatsoever against the Company, except for claims in the ordinary course of the Business for salaries, reimbursement of expenses and employee benefits which are not unusual in amount.

SECTION 3.18 Certain Transactions. Except as disclosed in Section 3.18 of the Company Disclosure Schedule, all purchases and sales or other transactions, if any, between the Company, on the one hand, and any officer, director, shareholder or key employee or Affiliate thereof, on the other hand, within the five (5) years immediately preceding the date hereof have been made on the basis of prevailing market rates and terms such that from the perspective of the Company, all such transactions have been made on terms no less favorable than those which would have been available from unrelated third parties.

SECTION 3.19 Powers of Attorney and Suretvships. Except as disclosed in Section 3.19 of the Company Disclosure Schedule, the Company has no general or special powers of attorney outstanding (whether as grantor or grantee thereof) nor any obligation or liability (whether Plan and Agreement of Merger 29 actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signer, endorser, co- maker, indemnitor or otherwise in respect of the obligation of any Person.

SECTION 3.20 Absence of Foreign or Enemy Status; Sensitive Payments.

(a) The Company is not a "national" of a "designated foreign country" (or a Person defined as a "designated foreign country") within the definitions in the Foreign, Cuban or Iranian Assets Control Regulations of the United States Treasury Department, 31 CFR, Subtitle B, Chapter V, as amended, or any regulation or ruling issued thereunder.

(b) Neither the Company nor any person associated therewith or acting on behalf thereof has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or otherwise; made any direct or indirect unlawful payment to government officials or employees from corporate funds for any such payment theretofore made; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entries on the books or records of the Company; made any bribe, rebate, payoff, influence payment. kickback or other unlawful payment; or made any Material favor or gift which is not deductible for federal income Tax purposes.

SECTION 3.21 Federal Reserve Board Regulations. The Company does not own any "margin security" as such term is defined in Regulation G of the Board of Governors of the Federal Reserve System (12 CFR Part 207), as amended.

SECTION 3.22 investment Company Act, Public Utility Holding Company Act, Federal Power Act, Etc. The Company is not subject to regulation under The Public Utility Holding Company Act of 1935, The Federal Power Act, The Interstate Commerce Act, The Investment Company Act of 1940 or any other Law or Order restricting the transfer of the Assets.

SECTION 3.23 Changes to Certain Contracts. Except as disclosed in Section 3.23 of the Company Disclosure Schedule, since June 21 of 2007, (the date of the letter of intent between Parent and the Company with respect to the transactions contemplated herein), there have been no Material modifications or amendments to any Contract or Other Agreement between the Company, on the one hand, and any officer, director, employee or shareholder of the Company, on the other hand, which would benefit, directly or indirectly, any such officer, director, employee or shareholder.

SECTION 3.24 Banking Facilities. Section 3.24 of the Company Disclosure Schedule contains a true and complete list of:

(a) each bank, savings and loan or similar financial institution in which the Company has an account or safety deposit box and the numbers of the accounts or safety deposit boxes maintained by the Company thereat; and Plan and Agreement of Merger 30

(b) the names of all persons authorized to draw on each such account or to have access to any such safety deposit box facility, together with a description of the authority (and conditions thereof, if any) of each such person with respect thereto.

SECTION 3.25 Absence of Adverse Changes. Other than facts or contingencies affecting the oil and gas industry generally, the Company does not know or have reason to know of any Material facts or contingencies which could reasonably be expected to have a Material Adverse Effect upon the condition (financial or otherwise) assets, liabilities. Business, operations or prospects of the Company, the value or utility of the Assets, or the ability of the Company to consummate the transactions contemplated herein.

SECTION 3.26 No Broker. No broker, finder, agent or similar intermediary has acted for or on behalf of the Company in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker's, finder's or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with the Company.

SECTION 3.27 JDELIBERATLY OMITTED'

SECTION 3.28 Full Disclosure. The Company has heretofore made all of the Books and Records available to Parent for its inspection and has heretofore delivered to Parent copies of all agreements and documents referred to in the Company Disclosure Schedule. All documents and other papers delivered to Parent by or on behalf of the Company in connection with this Agreement and the transactions contemplated herein are accurate, complete and authentic. Furthermore, the information furnished to Parent by or on behalf of the Company in connection with this Agreement and the transactions contemplated herein does not contain any untrue statement of a Material fact and does not omit to state any Material fact necessary to make the statements made, in the context in which they are made, not false or misleading. There is no fact which the Company has not disclosed to Parent in writing which could reasonably be expected to have a Material Adverse Effect upon the condition (financial or otherwise), assets, liabilities, business, operations, properties or prospects of the Company, the value or utility of the Assets or the ability of the Company to consummate the transactions contemplated herein.

SECTION 3.29 Information for Parent's Shareholders. The Company will provide a description of the businesses and properties of the Company prepared by the Company for inclusion in Parent's current report to be filed with the SEC for the purpose, among others, of disclosing the execution and delivery of this Agreement. The Company acknowledges that financial statements will also be used in that current report and that potential liability to Parent may arise out of such use. Neither the description of the business and properties of the Company nor the financial statements contain any untrue statement of a Material fact or omit to state any Material fact necessary to make the statements or information therein not misleading. The Company shall, upon Parent's request, furnish to the Company such additional information regarding the Company's business and properties as Parent may require for inclusion in that current report. The information set forth in Section 3.29 of the Company Disclosure Schedule, as supplemented by any additional information that the Company may furnish under this Section 3.29, will not contain any untrue statement of a Material fact or omit to state a Material fact necessary to prevent that current report from being misleading.

SECTION 3.30 Representations and Warranties on Closing. The representations and warranties contained in this Article III shall be true and complete in all Material respects at and as of the Effective Time with the same force and effect as though such representations and warranties had been made at and as of the Effective Time, except as affected by the transactions contemplated in this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

As an inducement to Shareholders to enter into this Agreement and to consummate the transactions contemplated hereby, Parent and Merger Sub represent and warrant to the Company and Shareholders as follows. All such representations and warranties shall survive the Closing for a period of six months and thereafter terminate except the representation in Section 4.2 which shall survive indefinitely.

SECTION 4.1 Authority. The execution, delivery and performance of this Agreement by Parent and Merger Sub does not require any consent or authorization by any other person which consent has been obtained. This Agreement is, and each other agreement or instrument of Parent and Merger Sub contemplated hereby will be the legal, valid and binding agreement of Parent and Merger Sub each enforceable in accordance with its respective terms except for the Enforceability Exceptions.

SECTION 4.2 Investment Representation. The Merger Sub (i) is combining with the Company, for its own account for investment only and not with a view towards, or for resale in connection with, and public sale or distribution of the Company, except pursuant to sales registered or exempted under the 1933 Act. The Merger Sub is an -accredited investor" as that term is defined in Rule 501(a) of Regulation D. The Merger Sub understands that the business combination is being entered into in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Shareholders are relying in part upon the truth and accuracy of, and the Parent's and Merger Sub's compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Parent and Merger Sub set forth herein. The Parent and Merger Sub understand that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the business combination or the fairness or suitability thereof nor have such authorities passed upon or endorsed the merits of the business combination.

SECTION 4.3 Covenant to Register.

(a) For urposes of this Section, the following definitions shall apply:

(i) The terms -register," "registered," and "registration" refer to a registration under the Securities Act, effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement, document or amendment thereto.

(ii) The term "Registerable Securities" means the shares of the Parent's Common Stock issued to the Shareholders pursuant to this Agreement and any securities of the Parent or securities of any successor corporation issued as, or issuable upon the conversion or exercise of any warrant, right or other security that is issued as a dividend or other distribution with respect to, or in exchange for, or in replacement of, the Common Stock.

(iii) The term "holder of Registerable Securities" means the Shareholders and any permitted assignee of registration rights.

(b) Now therefore

(i) The Shareholders shall be entitled to require the Parent to use its best efforts to file a registration statement with the SEC for one Piggyback Registration (as defined herein), provided that at the time of the request for the Piggyback Registration (a) the Shareholders, in the aggregate. still own in excess of 1,000,000 Shares of Registerable Securities which have been issued and (b) the Parent shall not be required to effect any such registrations prior to the first to occur of (x) December 31, 2008 or (y) six months following the effectiveness of a registration statement covering an underwritten public offering of securities of the Parent under the Securities Act (other than a registration statement relating to the sale of securities to employees of the Parent pursuant to a stock option, stock purchase or similar plan or a SEC Rule 145 transaction). Within ten days after receipt of any request pursuant to this Subsection (b)(i), the Parent will give written notice of such request to all other holders of Registerable Shares and will include in such registration (as part of such Piggyback Registration) all Rcgisterable Shares with respect to which the Parent has received written requests for inclusion therein within 15 days after the receipt of the Parent's notice.

(ii) Notwithstanding anything to the contrary contained herein, the Parent shall not he required to seek to cause a registration statement to become effective pursuant to Subsection (b)(i) if the Parent shall furnish to the Shareholder a certificate signed by the President of the Parent stating that in the good faith judgment of the board of directors it would be materially detrimental to the Parent or its stockholders for a registration statement to be filed at such time, or that it would require disclosure of Material nonpublic information relating to the Parent which, in the reasonable opinion of the board of directors, should not be disclosed, then the Parent's obligation to use all reasonable efforts to register, qualify or comply under this Section 3.3 shall be deferred fbr a period not to exceed ninety (90) days from the date of receipt of written request from such holder of Registerable Securities; provided, however, that the Parent may not utilize this deferral right more than once in any twelve month period.

(iii) The Parent shall not be obligated to effect a Piggyback Registration under Subsection (b)(i) above: (A) if all of the Registerable Securities held by the holder of Registerable Securities which are demanded to be covered by the Piggyback Registration are, at the time of such demand, included in an effective registration statement; (B) if all or a part of the Registerable Securities may be sold under Rule 144(b) of the Securities Act and the Parent's transfer agent has accepted an instruction from the Parent to such effect; or (C) at any time after which the Shareholders cease to be affiliates for purposes of Rule 144 under the Exchange Act.

(iv) the Parent may suspend the effectiveness of any such registration effected pursuant to this Subsection (b): (A) in the event and for such period of time as, such a suspension is required by the rules and regulations of the Securities and Exchange Commission ("SEC"); or (B) for a period not exceeding forty five (45) days in the aggregate if there exists at the time Material non-public information relating to the Parent which, in the reasonable opinion of the Parent, should not be disclosed publicly. The Parent will use its best efforts to cause such suspension to terminate at the earliest possible date.

ARTICLE V
CONDUCT OF BUSINESSES PENDING THE MERGER

SECTION 5.01. Conduct of Business by the Company Pending the Merger. The Company agrees that, between the date of this Agreement and the Effective Time, except as contemplated by any other provision of this Agreement, unless Parent shall otherwise consent in writing:

(a) the businesses of the Company and the Company Subsidiaries shall be conducted only in, and the Company and the Company Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and

(b) the Company shall use its reasonable best efforts to preserve substantially intact its business organization, to keep available the services of the current officers, employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations.

By way of amplification and not limitation, except as contemplated by this Agreement, neither the Company nor any Company Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent:

(a) amend or otherwise change its Articles of Incorporation or By-Laws or equivalent organizational documents;

(b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary or (ii) any Material assets of the Company or any Company Subsidiary, except in the ordinary course of business and in a manner consistent with past practice;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(e)    (i)acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice:

(ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except for indebtedness incurred in the ordinary course of business and consistent with past practice;

(iii) enter into any contract or agreement Material to the business, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole other than in the ordinary course of business, consistent with past practice; or

(iv)enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted tinder this Section 5.01(e);

(f) increase the compensation payable or to become payable to its employees, except for increases in accordance with past practices, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director or employee of the Company or any Company Subsidiary, except for employment or severance agreements in accordance with past practice, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing. thrift, compensation, stock option. restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement. trust, fund, policy or arrangement for the benefit of any director or employee; or

(g) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures.

SECTION 5.02. Conduct of Business by Parent Pending the Merger. Parent agrees that, between the date of this Agreement and the Effective Time, except as contemplated by any other provision of this Agreement, unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed):

(a) the business of the Parent and the Parent Subsidiaries shall be conducted only in, and Parent and the Parent Subsidiaries shall not take any action except in the ordinary course of business and in a manner consistent with past practice; and

(b) Parent shall use its reasonable best efforts to preserve substantially intact its business organization, to keep available the services of the current officers, employees and consultants of Parent and the Parent Subsidiaries and to preserve the current relationships of Parent and the Parent Subsidiaries with customers, suppliers and other persons with which Parent or any Parent Subsidiary has significant business relations.

By way of amplification and not limitation, except as contemplated by this Agreement, neither Parent nor any Parent Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of the Company (such consent not to be unreasonably withheld):

(a) amend or otherwise change its Articles of Incorporation or By-Laws or equivalent organizational documents;

(b) issue, sell, pledge, dispose of. grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (i) any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Parent or any Parent Subsidiary (except for the issuance of shares of Parent Common Stock issuable pursuant to the Parent Stock Options outstanding on the date of this Agreement or the issuance in the ordinary course of business and consistent with past practice, or (ii) any Material assets of Parent or any Parent Subsidiary, except in the ordinary course of business and in a manner consistent with past practice;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(e)   (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership. other business organization or any division thereof or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice;

(ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except for indebtedness incurred in the ordinary course of business and consistent with past practice;

(iii) enter into any contract or agreement Material to the business, results of operations or financial condition of Parent and the Parent Subsidiaries taken as a whole other than in the ordinary course of business, consistent with past practice; or

(iv) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.02(e);

(f) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures.

ARTICLE VI
ADDITIONAL AGREEMENTS

SECTION 6.01. Access to Information; Confidentiality. Each party hereto agrees that it shall treat in confidence all documents. materials and other information which it shall have obtained regarding any other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby, the investigation provided for herein and the preparation of this Agreement and other related documents. and, in the event the transactions contemplated hereby shall not be consummated, all copies of non-public documents and material which have been furnished in connection therewith shall he promptly returned to the party furnishing the same, shall continue to be treated as confidential information and shall not be used for the benefit of the party who returned such confidential information.

SECTION 6.02. Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

SECTION 6.03. Further Action; Consents; Filings. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement, (ii) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement required under (A) the Exchange Act and the Securities Act and the rules and regulations thereunder and any other applicable federal or state securities laws and (B) any other applicable Law. The parties hereto shall cooperate with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling party and its advisors prior to filing and, if requested, by accepting all reasonable additions, deletions or changes suggested in connection therewith.

SECTION 6.04, Plan of Reorganization. This Agreement is intended to constitute a "plan of reorganization" within the meaning of section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying, as a reorganization under the provisions of section 368(0 I )(A) of the Code. Following the Effective Time, neither Merger Sub, as the survivor of the Merger, Parent nor any of their affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under section 368(a)(1)(A) of the Code.

ARTICLE VII
CONDITIONS TO THE MERGER

SECTION 7.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:

(a) this Agreement and the issuance of the Merger Consideration pursuant to the terms of the Merger, as the case may be, contemplated hereby shall have been approved and adopted by the requisite affirmative vote of the Company and the shareholders of Company in accordance with the LRS and Company's Articles of Incorporation;

(b) no Governmental Entity or court of competent jurisdiction located or having jurisdiction in the United States shall have enacted, issued, promulgated, enforced or entered any law, rule. regulation. judgment, decree, executive order or award (an "Order") which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger;

(c) all consents, approvals and authorizations legally required to be obtained to consummate the Merger shall have been obtained from and made with all Governmental Entities; and

SECTION 7.02. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) The representations and warranties by the Company and Shareholders contained in this Agreement or in any certificate or document delivered to Parent pursuant to the provisions hereof shall be true in all Material respects at and as of the time of Closing as though such representations and warranties were made at and as of such time.

(b) The Company and Shareholders shall have performed and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing:

(c) The Shareholders shall have delivered to Parent an "investment letter", in the form attached as Exhibit "D", setting out that the shares being acquired by Shareholders are restricted shares and are being acquired for investment purposes only, and not with a view to public resale or distribution.

(d) Shareholders shall have delivered to Parent duly executed Agreements not to Compete and a Mutual Confidentiality Agreement in the form attached as Exhibit "H" and Exhibit -I" respectively.

(f) the Company shall have delivered all of the exhibits and schedules required herein to Parent and such exhibits and schedules shall have been acceptable to Parent, in its sole and absolute discretion.

(g) the Company shall have delivered to Parent an opinion of the Company's counsel, substantially in the form of Exhibit "G" hereto.

(h) There shall be delivered to Parent a certificate executed by the President and Chief Executive Officer of the Company, to the effect that all of the representations and warranties of the Company set forth herein are true and complete in all Material respects as of the Closing Date, and that the Company has complied in all Material respects with its covenants and agreements set forth therein required to be complied with it by the Closing substantially in the form of Exhibit "J" hereto.

(i) Parent shall have obtained financing in the net amount of not less than Three Million and Five Hundred Thousand Dollars ($3,500,000) upon terms satisfactory to Parent in Parent's sole and absolute discretion.

(j) Except as set out on Exhibit M, all consents required for contracts in effect at the Effective Time, permits and approvals from regulatory agencies or government authorities and from parties to any contract which may be required in connection with the consummation of the transactions contemplated hereby or the continuance of such contract after the Closing Date shall have been obtained upon terms and conditions satisfactory to Parent. To the extent the required consent of any of the customer contracts listed on Exhibit M are not obtained on or before April 30, 2008, the second installment of the Merger Consideration shall be reduced by the amount of $1,000,000 for each such contract for which the required approval has not been obtained. The reduction, if any, shall be prorated among the Shareholders in the same proportions and among the Merger Consideration on the same basis as described in Section 2.02.

(k) There shall he delivered to Parent: (i) the audited balance sheets of the Company as of December 31, 2006, and the unaudited balance sheets as of June 30, 2007. the related statements of income and retained earnings, and the related statements of changes of financial position or cash flows, as the case may be, for the fiscal years then ended, unconditionally certified by a registered independent certified public accounting firm acceptable to Parent and (ii) the unaudited balance sheets and statements of income of the Company for the period ended no earlier than forty-five (45) days prior to the Closing Date, as prepared by management of the Company.

(1) Parent shall have received from the registered independent certified public accountants for the Company, a certificate or letter, dated as of the Closing Date, and addressed to Parent and its lenders, setting forth the following with respect to the period from the date of the Company's most recent audited financial statements to a date not more than forty-five calendar days before the Closing Date.

(i) They have read all of the Company's unaudited financial statements covering such period.

(ii) They have made inquiries of the officers of the Company who have responsibility for financial matters as to:

(A) whether such unaudited financial statements are fairly presented in conformity with generally accepted accounting principles on a basis consistent with that of the Company's audited financial statements; and

(B) whether there has been any change in the Company's net assets as compared with amounts shown on the most recent audited balance sheet included in the financial statements, other than changes in the ordinary course of the business and changes contemplated by this Agreement.

(iii) On the basis of such review, that does not constitute an examination made in accordance with generally accepted auditing standards:

(A) nothing came to their attention which causes them to believe that during such period there has been any change in the Company's assets or liabilities, other than changes in the ordinary course of the business and changes contemplated by this Agreement; and

(B) as of the date of the most recent unaudited financial statements of the Company, had a consolidated net worth of not less than that shown on the audited balance sheet.

Parent and its lenders shall further have been advised by Parent's accountants that, on the basis of their "businessman's review" of the properties and condition of the Company as Parent may deem desirable:

(i) the Company's accounting procedures conform substantially to generally accepted accounting principles applied on a consistent basis; and

(ii) nothing came to their attention which was inconsistent with the information contained in the certificate or letter from the Company's accountant described in this Section.

(m) Parent shall have satisfied itself, after receipt and consideration of the information requested from the Company and Shareholders and after Parent and its representatives have completed the review of the business contemplated by this Agreement, that none of the information revealed thereby or in the financial statements has, since the balance sheet date, resulted in, or in the opinion of Parent may result in, a materially adverse change in the condition (financial or otherwise), assets, properties, business or prospects of the Company.

(n) As soon as practicable after the Closing Date, the Company shall cause an independent certified public accountants, to audit the books and records of the Company as of the Effective Time and to prepare a certified balance sheet as of the Effective Time ("Post- Closing Balance Sheet"). Such Post-Closing Balance Sheet shall (i) present fairly, in accordance with generally accepted accounting principles consistently applied, the financial position of the Company as of such time, and (ii) make full and adequate provision for all reserves, liabilities and obligations (fixed or contingent) of the Company as of such time, to the extent such liabilities, alone or in the aggregate. are required to be reflected or reserved against in accordance with generally accepted accounting principles, consistently applied. The costs of preparation of the Post-Closing Balance Sheet and determination shall be borne by the Parent.

(o) the Company shall have delivered the employment agreement of Jacob Marcell substantially in the form of Exhibit "L."

SECTION 7.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) The representations and warranties by or on behalf of Parent and Merger Sub contained in this Agreement or in any certificate or document delivered to the Company or Shareholders pursuant to the provisions hereof shall be true in all Material respects at and as of the time of Closing as though such representations and warranties were made at and as of such time.

(b) Parent and Merger Sub shall have performed and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing;

(c) The certificates representing the shares of Common Stock delivered to Shareholders shall conform in all Material respects to the form of such certificates attached as Exhibit "E".

(d) All instruments and documents delivered to the Company and Shareholders pursuant to the provisions hereof shall be reasonably satisfactory to legal counsel for the Company and Shareholders.

(e) Parent shall have delivered to Shareholders an "investment letter", in the form of Exhibit "C", setting out that the shares being acquired by Parent are restricted shares and are being acquired for investment purposes only, and not with a view to public resale or distribution.

(f) Parent shall have delivered to the Company and Shareholders an opinion of Parent's counsel in the form of Exhibit "F".

(g) There shall be delivered to the Shareholders an officer's certificate, signed by Ronald E. Smith. President of Parent, to the effect that all of the representations and warranties of the Parent set forth herein are true and complete in all Material respects as of the Closing Date, and that the Parent has complied in all Material respects with its covenants and agreements set forth herein required to be complied with by the Closing substantially in the form of Exhibit "K" hereto.

(h) Parent shall have delivered the employment agreement of Jacob Marcel substantially in the form of Exhibit "L" and a Mutual Confidentiality Agreement in the form attached as Exhibit "r".

(i) Jacob J. Marcell shall have been released from his personal guarantee of the Company financing described on Exhibit N, or Parent will indemnify Jacob J. Marcell against any demands for principal or interest payments related thereto.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01. Termination. This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated by this Agreement, as follows:

(a) by mutual written consent duly authorized by the Boards of Directors of each of Parent and the Company;

(b) by either Parent or the Company if the Effective Time shall not have occurred on or before December 7, 2007; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(c) there shall be any Order which is final and nonappealable preventing the consummation of the Merger;

(d) by Parent upon a breach of any Material representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 7.02(a) and Section 7.02(h) would not be satisfied ("Terminating Company Breach"): provided, however, that, if such Terminating Company Breach is curable by the Company through the exercise of its best efforts and for so long as the Company continues to exercise such best efforts, Parent may not terminate this Agreement under this Section 8.01(d).

SECTION 8.02. Effect of Termination. Except as provided in Section 10.01. in the event of termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, there shall he no liability under this Agreement on the part of Parent, Merger Sub or the Company or any of their respective officers or directors, and all rights and obligations of each party hereto shall cease, provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

SECTION 8.03. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval of this Agreement by the shareholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each Share shall he converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

SECTION 8.04. Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (h) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

SECTION 8.05. Expenses. All Expenses (as defined below) incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger or any other transaction is consummated. "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment hankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement. The expense of the independent audit of the Company's financial statements is incurred by the Parent.

ARTICLE IX
INDEMNIFICATION

SECTION 9.01. Indemnification by the Company. The Shareholders severally in proportion to their respective interest in the Merger Consideration, and not jointly, to the extent and only to the extent of the Escrow Shares as defined in the Post-Closing Holdback Escrow Agreement, the form of which is attached as Exhibit 0, shall indemnify, defend and hold harmless (i) Parent, (ii) each of Parent's Affiliates, assigns and successors in interest to the Business and the Assets and (iii) each of their respective shareholders, directors, officers, employees, agents, attorneys and representatives, from and against any and all Losses which may be incurred or suffered by any such party and which may arise out of or result from:

(a) provided Parent's claim therefor is instituted by written notice within the time period specified in Section 10.01, any breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement or in any other Company Document, including, without limitation, any attempt (whether or not successful) by any Person to cause or require Parent to pay, perform or discharge any debt, obligation, deficiency, liability or commitment the existence of which constitutes a breach of any such representation, warranty, covenant or agreement;

(b) any litigation, arbitration, governmental investigation, suit, action or other proceeding referred to at Section 3.8 and any liability disclosed in Section 3.5.2 of the Company Disclosure Schedule. other than those specifically assumed by the Parent;

(c) any Tax obligation of the Company, other than those paid or accrued and those, if any, specifically assumed by Parent;

(d) any other debt, liability or obligation of the Company, direct or indirect, fixed, contingent or otherwise, now or as of the Effective Time known or unknown, and whether or not then due or payable, which exists at or as of the Effective Time or which arises after the Effective Time but which is based upon or arises from any act, omission, transaction, circumstance, sale of goods or services, state of facts or other condition which occurred or existed on or before the Effective Time, except to the extent the same are both (i) liabilities reflected or reserved against on the face of the Balance Sheet (excluding the notes thereto), or current liabilities for trade or business obligations incurred since the Balance Sheet Date in connection with the purchase of goods or services in the ordinary course of the Business and consistent with past practices, (none of which is, individually or in the aggregate, Material and none of which is for breach of contract, breach of warranty, tort or infringement) or liabilities or obligations arising under any Material Contract (none of which liabilities or obligations is for breach of contract, breach of warranty, tort or infringement) or liabilities or obligations otherwise incurred after the Balance Sheet Date in the ordinary course of the Business consistent with past practices and in conformity with the representations, warranties and covenants contained in this Agreement and (ii) expressly assumed by Parent; and

(e) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, legal fees and expenses, incurred in enforcing this indemnity.

Notwithstanding the foregoing, however, the Company shall be required to indemnify the indemnified parties hereunder only if and then only to the extent that, the Losses (other than Losses arising from breaches of the Company's representations, warranties or covenants contained in Sections 3.6, 3.7.2, 3.19 and 6.07 which Losses shall be indemnifiable in full as and when incurred) exceed Fifty Thousand Dollars ($50.000).

SECTION 9.02 Indemnification by Parent. Provided the Company's claim therefor is instituted by written notice within the time period specified in Section 10.01, Parent shall indemnify, defend and hold harmless the Company from and against any Losses arising out of or due to (i) a breach of any representation, warranty, covenant or agreement of Parent contained in this Agreement or in any Parent Document; (ii) any liability or obligation assumed by Parent; and (iii) any claim, suit, action or proceeding which pertains to the ownership, organization, operation or conduct of the Business by Parent after the Closing (other than a claim, suit, action or proceeding the likelihood of which should have been disclosed by the Company pursuant to any provision of this Agreement) or to the other affairs of Parent prior to or after the Closing, or which pertains in any way, or arises out of, the formation, syndication, capitalization or funding of Parent, including, without limitation, any actual or alleged misstatement or omission of Material fact in connection with said formation, syndication, capitalization or funding of Parent. Notwithstanding the foregoing, however, Parent shall he required to indemnify the Company only if, and then only to the extent that, any such Losses exceed One Hundred Thousand Dollars ($100,000).

ARTICLE X
GENERAL PROVISIONS

SECTION 10.01.Survival of Representations, Warranties and Covenants. Notwithstanding any right of Parent to fully to investigate the affairs of the Company and notwithstanding any knowledge of facts determined or determinable by Parent pursuant to such investigation or right of investigation, Parent shall have the right to rely fully upon the representations, warranties, covenants and agreements of the Company contained in this Agreement or in any Company Document. With the sole exception of those covenants which are to be performed by the Company after the Closing (which shall survive until a claim thereon is barred by the applicable statute of limitations), each representation, warranty, covenant and agreement of the Company contained herein or in any Company Document shall survive the execution and delivery of this Agreement and the Closing and shall thereafter terminate and expire on the second anniversary of the Closing Date, except that the agreements set forth in Articles I and II and Sections 6.03, 6.04, 6.05 and this Article IX shall survive the Effective Time, those set forth in Sections 10.02 and 10.05 and this Article IX shall survive termination and the representations and warranties of the Company contained in Sections 3.6, 3.7.2 and 3.19 shall terminate and expire ninety (90) days after the expiration of the statute of limitations applicable to claims by third parties against Parent in respect of the matter or matters which are the subject of said representations and warranties, unless, or before such date, Parent has delivered to the Company a written notice of a claim with respect to such representation, warranty, covenant or agreement.

SECTION 10.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall he given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, facsimile, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

if to Parent or Merger Sub:

Deep Down, Inc.
15473 East Freeway
Channelview, Texas 77530
Attn: Robert E. Chamberlain, Jr., Chairman
Facsimile: (281) 862-2522

with a copy to (which shall not constitute notice to such party):

Sonfield 8z Sonfield
770 South Post Oak Lane, Suite 435
Houston, Texas 77056-1913
Attn: Robert L. Sonfield, Jr., Esq.
Telephone: 713-877-8333
Fax: 713-877-1547
Email: Robert@sonfield.com

if to the Company:

Mako Technologies, Inc.
P.O. Box 3186
125 Mako Lane
Morgan City, LA 70381
Attn: Mr. Jacob J. Marcell, President & CEO
Facsimile: (985) 385-0056

with a copy to (which shall not constitute notice to the Company):

King, LeBlanc & Bland P.L.L.
201 St. Charles Ave, 45th Floor
New Orleans, Louisiana 70170
Attn: David S. Bland, Esq.
Telephone: 504.582.1317
Fax: 504.582.1233
Email: dbland@klb-law.com

if to Ocean Specialists Inc.:

Ocean Specialists Inc.
8502 SW Kansas Ave.
Stuart, FL 34997
Attn: Mr. Kevin Peterson, CEO
Facsimile: 772.219.3010

SECTION 10.03. Certain Definitions.

For purposes of this Agreement, the term:

"Accounts Receivable" shall mean all accounts, notes, accounts receivable, contract rights, drafts, and other forms of claims, demands, instruments, receivables and rights to the payment of money or other forms of consideration, whether for goods sold or leased, services performed or to be performed, or otherwise, owned by the Company or in which the Company has any interest, together with all guarantees, security agreements and rights and interests securing the same.

"Affiliate" shall mean with respect to any Person (i) a Person directly or indirectly controlling, controlled by or under, control with such Person; (ii) a Person owning or controlling 10% or more of the outstanding voting securities of such Person; or (iii) an officer, director or partner or member of the immediate family of an officer, director or partner of such Person. When the Affiliate is an officer, director or partner or member of the immediate family of an officer, director or partner of such Person, any other Person for which the Affiliate acts in that capacity shall also be considered an Affiliate. For these purposes, control means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether its the ownership of voting securities, by contract or otherwise.

"Assets" shall mean all of the Business, goodwill, assets, properties and rights of every nature. kind and description, whether tangible or intangible, real, personal or mixed, wherever located and whether or not carried or reflected on the hooks and records of the Company, which are owned by the Company or in which the Company has any interest (including the right to use)

"Authority" shall mean any governmental, regulatory or administrative body, agency or authority, any court of judicial authority, any arbitrator or any public, private or industry regulatory authority, whether international, national, Federal. state or local.

"Balance Sheet" shall mean the balance sheet contained in the Financial Statements. "Balance Sheet Date" shall mean June 30. 2007.

"Books and Records" shall mean all books and records, ledgers, employee records, customer lists, files, correspondence, and other written records of every kind owned by the Company or in which the Company has any interest, other than those, if any, which constitute Excluded Assets or relate exclusively to the Excluded Assets.

"Business" shall mean the business conducted by the Company using the Assets, as currently constituted and operated and as the same continues to be constituted and operated until the Closing.

"Company Disclosure Schedule" shall mean the schedule, dated of even date herewith, delivered to Parent and executed by the Company. The Company Disclosure Schedule shall be considered a part of this Agreement.

"Company Documents" shall mean this Agreement and all other agreements, instruments and certificates to be executed by the Company in connection with this Agreement.

"Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

"Environmental Laws and Orders" shall mean collectively, all Laws and Orders relating to industrial hygiene, occupational safety conditions or environmental conditions on, under or about property, including, without limitation, RCRA, CERCLA and all other Laws and Orders relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, hazardous or toxic materials or wastes into the environment (including ambient air, surface water, ground water, land surface or sub-surface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial hazardous or toxic materials or wastes.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may hereafter be amended from time to time. Any reference to a specific section of ERISA shall refer to the cited provision as the same may be subsequently amended from time to time, as well as to any successor provision(s).

"ERNA Affiliate" shall mean any entity that is a member of a group of which the Company is a member and which is under common control with the Company, within the meaning of the regulations promulgated under Section 414 of the Code.

"ERISA Plans" shall mean, collectively, all Pension Plans and all Welfare Plans required to be disclosed in Section 6.12 of the Company Disclosure Schedule.

"Financial Statements" shall mean the unaudited balance sheet specified in Section 3.5.1.

"Hart-Scott-Rod ino Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as the same may hereafter be amended from time to time.

"Knowledge" shall mean, with respect to the Company, the actual knowledge of each of its directors, executive officers and key employees, the knowledge that each such person would have acquired upon diligent inquiry and the knowledge that is imputed to each such person and/or the Company by operation of Law.

"Labor Agreements" shall mean, collectively, (i) all employment agreements, collective bargaining agreements or other labor agreements to which the Company is a party or by which it or any of its properties is bound; (ii) all pension, profit sharing, deferred compensation, bonus, stock option, stock purchase, savings, retainer, consulting, retirement, welfare or incentive plans or contracts (including ERISA Plans) to which the Company is a party or by which it or any of its properties is bound; and (iii) all plans or agreements under which "fringe benefits" (including, but not limited to, hospitalization plans or programs, medical insurance, vacation plans or programs, sick plans or programs and related benefits) are afforded to any employees of the Company; other than those, if any, which constitute Excluded Assets or relate exclusively to employees who are employed with respect to the Excluded Assets.

"Law" shall mean any law, statute, regulation, ordinance, requirement, announcement or other binding action or requirement of an Authority.

"Licenses and Permits" shall mean all licenses and permits issued to the Company or in which the Company has any interest (including the right to use), other than those, if any, which constitute Excluded Assets or relate exclusively to the Excluded Assets.

"Lien or Other Encumbrance" shall mean any lien, pledge, mortgage, security interest, lease. charge, conditional sales contract, option, restriction, reversionary interest, right of first refusal, voting trust arrangement, preemptive right, claim under bailment or storage contract, easement or any other adverse claim or right whatsoever.

"Losses" shall mean all damages, awards. judgments, payments. diminutions in value and other losses, however suffered or characterized, all interest thereon, all costs and expenses of investigating any claim, lawsuit or arbitration and any appeal therefrom, all actual attorneys' fees incurred in connection therewith, whether or not such claim, lawsuit or arbitration is ultimately defeated and, subject to Section 14.4 hereof, all amounts paid incident to any compromise or settlement of any such claim, lawsuit or arbitration.

"Market Price" means the VWAP of the Parent's Common Stock during the five consecutive trading days immediately preceding the Closing Date.

"Material Adverse Change" or "Material Adverse Effect" or other similar phrase including the word "material" with respect to the condition (financial or otherwise) assets, liabilities, Business, operations or prospects of the Company shall mean any adverse change or effect or potential adverse change or effect, or any series thereof, involving more than one hundred thousand dollars ($100,000) in the aggregate.

"Material Contracts" shall mean, collectively, the Contracts and Other Agreements which are required to he identified anywhere in the Company Disclosure Schedule by the terms and provisions of this Agreement.

"Order" shall mean any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

"Pension Plan" shall mean any employee pension benefit plan within the meaning of Section 3(2) of ERISA.

"Person" shall mean any entity, corporation, company, association, joint venture, joint stock company, partnership, trust, organization, individual (including personal representatives, executors and heirs of a deceased individual), nation, state, government (including agencies. departments. bureaus, boards, divisions and instrumentalities thereof), trustee, receiver or liquidator.

"Post-Closing Balance Sheet" shall have the meaning specified at Section 7.02(n) hereof.

"Person" means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation. a "person" as defined in section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government; and

"RCRA" shall mean the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901, et. seq. as the same may be amended from time to time.

"Real Property" shall mean, collectively, all real properties owned by the Company or in which the Company has any interest or estate (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all of the Company's rights arising out of ownership or use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-ofway which are appurtenant thereto "subsidiary" or "subsidiaries" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

"Tax Returns" shall mean, collectively all Federal, state, foreign and local tax reports, returns, information returns and other related documents required to be filed by any relevant taxing Authority.

"Taxes" shall mean, collectively all taxes. including without limitation, income, gross receipts, net proceeds, alternative, add-on, minimum, ad valorem, value added, turnover, sales, use. property, personal property (tangible and intangible), stamp, leasing, excise, duty, franchise, transfer, license, withholding, payroll, employment, fuel, excess profits, environmental, occupational, interest equalization, windfall profits and severance taxes. and all other like governmental charges.

"VWAP" means the volume weighted average price of the Parent's Common Stock as quoted by Bloomberg, LP.

SECTION 10.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced. the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

SECTION 10.05. Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

SECTION 10.06. Incorporation of Exhibits. All Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

SECTION 10.07. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

SECTION 10.08. Governing Law; Forum. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas.

SECTION 10.09. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.10. Counterparts. This Agreement may be executed and delivered, including by facsimile transmission or electronic mail, in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 10.11. Entire Agreement. This Agreement, including the Annexes and Exhibits, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall he binding upon any party hereto unless made in writing and signed by all parties hereto.

THE REMAINDER OF THIS PAGE LEFT BLANK

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and Shareholders have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authed.

DEEP DOWN, INC.

/s/ Robert E. Chamberlain, Jr. Robert E. Chamberlain, Jr. Chairman of the Board

MAKO TECHNOLOGIES, INC.	OCEAN SPECIALISTS INC.

/s/ Jacob J. Marcell Jacob J. Marcell President & CEO	/s/ Kevin Peterson Kevin Peterson, CEO Corporate Shareholder of Mako Technologies, Inc.

MAKO TECHNOLOGIES, LLC
By: Deep Down, Inc. Managing Member

/s/ Robert E. Chamberlain, Jr Robert E. Chamberlain, Jr Chairman of the Board	/s/ Jacob J. Marcell Jacob J. Marcell Individual Shareholder of Mako Technologies, Inc.

/s/ Barry J. Dufrene Barry J. Dufrene	/s/ Robert J. Marcell Robert J. Marcell